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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): October 23, 2001


                              CARNIVAL CORPORATION
             (Exact name of registrant as specified in its charter)




Republic of Panama                  1-9610              59-1562976
(State or other jurisdiction        (Commission         ( I.R.S. Employer
 of incorporation)                  File Number)        Identification No.)


3655 N.W. 87th Avenue, Miami, Florida                33178-2428
(Address of principal executive offices)             (zip code)




Registrant's telephone number, including area code:  (305) 599-2600



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Item 5.  Other Events

         The following is additional information regarding the registrant that was released in connection with a private offering of its securities:

         As a result of the recent terrorist attacks and subsequent actions and their significant effect on leisure travel, our operating results are being negatively impacted. During the ten days after September 10, 2001, our new booking levels were running at 50% to 60% of expected levels, with higher than expected cancellations. Booking levels during the first 20 days of October 2001 have improved to over 75% of prior year levels for the same period, and cancellations have decreased slightly but still remain at higher than expected levels. For the fourth quarter of fiscal 2001, we expect net revenue yields to be down as a result of lower prices and occupancy.

         At this time it is too early to estimate the impact of the above-mentioned events on our fiscal 2002 net revenue yields and operating results, and we are unable to determine whether current booking trends will be indicative of the net revenue yield expectations for the entire 2002 fiscal year. The Fall period is normally a seasonally slower time in our cruise booking cycle, with the majority of bookings received relating to the first half of the next fiscal year. Prior to the events of September 11, 2001, cumulative booking volumes for the first half of fiscal 2002 were in line with the volumes existing at the same time last year, on a capacity-adjusted basis. The slower booking activity that has developed subsequent to September 11, 2001 has caused cumulative booking volumes for the first half of fiscal 2002 to fall significantly behind last year's levels. The average price for the first half of fiscal 2002 bookings is also below the average price for fiscal 2001 bookings received at this time last year, although it is currently above the final average pricing achieved for all fiscal 2001 bookings.

         Due principally to the slowdown in booking levels and the increase in cancellations, we expect fiscal 2002 net revenue yields to be below fiscal 2001 net revenue yields. In addition, we have observed that our recent booking patterns may also reflect a change in consumer travel planning from booking vacations further in advance of travel dates to closer to departure dates. While the near term demand for cruise travel has been impaired, management currently believes that the long-term fundamentals of the business remain unchanged, although, because of the unprecedented nature of recent events, we can give no assurance that this will be the case.

         In October 2000, our Holland America Line brand sold its ship, the Nieuw Amsterdam, to a subsidiary of American Classic Voyages, Co. for approximately $114.5 million. On October 19, 2001, AMCV announced that it would be filing for Chapter 11 bankruptcy protection and would, among other things, cease its operations in Hawaii, which involved this ship. We hold an approximately $80 million first preferred ship

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mortgage on this ship, and we are currently in discussions with AMCV with respect to its eventual return or other disposition. AMCV did not, however, indicate whether the subsidiary that actually owns the ship would also file for bankruptcy protection.


                                    *  *  *

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.
We have tried, wherever possible, to identify such statements by using words such as "anticipate," "assume," "believe," "expect," "intend," "plan" and words and terms of similar substance in connection with any discussion of future operating or financial performance. These forward-looking statements, including those which may impact the forecasting of our net revenue yields, booking levels, price, occupancy or business prospects, involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

    - general economic and business conditions which may impact levels of disposable income of consumers and the net revenue yields for our cruise products;

    - consumer demand for cruises;

    - effects on consumer demand of armed conflicts, political instability, terrorism, the availability of air service and adverse media publicity;

    - increases in cruise industry capacity;

    - cruise and other vacation industry competition;

    - continued availability of attractive port destinations;

    - changes in tax laws and regulations;

    - our ability to implement our shipbuilding program and to continue to expand our business outside the North American market;

    - our ability to attract and retain shipboard crew;

    - changes in foreign currency rates, security expenses, food, fuel, insurance and commodity prices and interest rates;

    - delivery of new ships on schedule and at the contracted prices;

    - weather patterns;

    - unscheduled ship repairs and drydocking;

    - incidents involving cruise ships;

    - impact of pending or threatened litigation; and

    - changes in laws and regulations applicable to us.

    We caution the reader that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. We cannot predict such risks nor can we assess the impact, if any, of such risks on our business or the extent to which any risk, or combination of risks may cause actual results to differ from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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                                   Signatures

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 23, 2001


                                     CARNIVAL CORPORATION


                                     By: /s/ Gerald R. Cahill
                                        ----------------------------------------
                                        Name:  Gerald R. Cahill
                                        Title: Senior Vice President-Finance and
                                               Chief Financial and Accounting
                                               Officer